Exhibit (d)(1)

Tender Agreement

November 10, 2022

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

BofA Securities, Inc., a Delaware corporation (the “Purchaser”) and wholly owned subsidiary of Bank of America Corporation, a Delaware corporation (the “Company”), proposes to commence tender offers (together with any amendments, supplements or extensions thereof, each an “Offer” and, together, the “Offers”) to purchase for cash the outstanding depositary shares, representing fractional interests in certain series of the Company’s preferred stock, listed in the table in Schedule I hereto (collectively, the “Depositary Shares”). The Offers will be made upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 10, 2022 (as the same may be amended or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended, the “Letter of Transmittal”) attached hereto as Exhibits A and B, respectively. The Company will purchase the Depositary Shares purchased pursuant to the Offers from the Purchaser following consummation of the Offers as provided herein.

The Offer to Purchase, the Letter of Transmittal, the Schedule TO (as defined below), all statements and other documents, if any, filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) or any other federal, state or local governmental or regulatory agency or authority (each an “Other Agency”) relating to the Offers or sent to holders of Depositary Shares and such other documents (including, without limitation, any advertisements, press releases or summaries relating to the Offers and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Offers) as the Purchaser may use in connection with the Offers, as amended or supplemented from time to time, are collectively referred to as the “Offer Materials.”

1. Purchase of the Depositary Shares. The Company and the Purchaser each acknowledge and agree the Depositary Shares purchased in the Offers by the Purchaser will be sold to and purchased by the Company for a purchase price equal to the maximum aggregate value of the consideration paid by the Purchaser for the purchase of the Depositary Shares pursuant to the Offers. The Purchaser shall deliver such Depositary Shares to or at the direction of the Company on the date of the Purchaser’s purchase of the Depositary Shares pursuant to the terms of the Offers, or as soon thereafter as reasonably practicable. The Company shall pay the Purchaser such purchase price, against delivery of the Depositary Shares by the Purchaser to or at the direction of the Company, on the date it receives such Depositary Shares from the Purchaser. Such payment by the Company will be made by wire transfer in same-day funds to an account specified by the Purchaser.

(a) The Company and the Purchaser each acknowledge that the Purchaser has engaged D.F. King & Co., Inc. to serve as the tender agent and the information agent, with respect to matters relating to the Offers, including providing advice to the Purchaser at least daily as to the number of Depositary Shares that have been tendered pursuant to the Offers and such other matters in connection with the Offers as the Purchaser may reasonably request. D.F. King & Co., Inc., as tender agent, is hereinafter referred to as the “Tender Agent” and D.F. King & Co., Inc., as information agent, is hereinafter referred to as the “Information Agent” as the context requires.

(b) The Company will use its reasonable best efforts to cause the Purchaser to be provided with lists or other records in such form as the Purchaser may reasonably request showing the names and addresses of, and the number of Depositary Shares held by, the holders of the Depositary Shares as of a recent date.

(c) During the period of the Offers, the Company will provide the Purchaser with copies of any documents relating to the Offers to be filed or furnished with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at a reasonable time prior to such proposed filing or furnishing, and the Company will not, unless required by law, make any such filings if the Purchaser shall reasonably and promptly object.

(d) The Company has prepared and agrees that on the date of commencement of the Offers (the “Commencement Date”) it will file, with the Commission under the Exchange Act a Tender Offer Statement on Schedule TO with respect to the Offers, including the required exhibits thereto and any documents incorporated by reference therein. The term “Schedule TO” as used in this Agreement shall mean such Tender Offer Statement on Schedule TO, including any amendment or supplement thereto.

(e) The Company will advise the Purchaser promptly after it receives notice, or otherwise becomes aware, of (i) the occurrence of any event that could reasonably be expected to cause the Purchaser to withdraw, rescind or terminate the Offers or would permit the Purchaser to exercise any right not to purchase Depositary Shares tendered pursuant to the Offers, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would require the making of any change in any of the Offer Materials then being used or would cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal by the Company or requirement to make, amend or supplement any filing in connection with the Offers pursuant to the Exchange Act, or the rules and regulations promulgated by the Commission thereunder or any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Offers (and, if in writing, the Company will furnish the Purchaser with a copy thereof), (v) any material developments in connection with the Offers, including, without limitation, the commencement of any lawsuit concerning the Offers and (vi) any other information relating to the Offers, the Offer Materials or this Agreement that the Purchaser may from time to time reasonably request.

(f) At the Company’s reasonable request, the Purchaser (i) will amend, extend or terminate the Offers or (ii) make any modification to the Offer Materials as necessary to comply with the Exchange Act and the rules and regulations promulgated thereunder. The Company and the Purchaser each acknowledge and agree that the Purchaser’s obligations under this Section 1(e) shall not affect the Purchaser’s rights to terminate (i) the Offers pursuant to Section 4 hereof or (ii) this Agreement pursuant to Section 7 hereof.

(g) The Company acknowledges and agrees that the Purchaser shall have no liability (in tort, contract or otherwise) to the Company, its affiliates or any other person for any losses, claims, damages, liabilities and expenses (each a “Loss” and, collectively, the “Losses”) arising in connection with the transactions contemplated by this Agreement or otherwise in connection with the Offers, except for any such Losses that are finally judicially determined to have resulted primarily from the Purchaser’s bad faith, gross negligence or willful misconduct. In soliciting or obtaining tenders of Depositary Shares, no broker or dealer in securities (a “Dealer”), bank or trust company will be deemed to be acting as the Purchaser’s agent or the agent of the Company or any of its affiliates, and the Purchaser shall not be deemed the agent of any Dealer, bank or trust company or a fiduciary of the Company or an agent or fiduciary of any of its affiliates, equity holders, creditors or of any other person. In soliciting or obtaining tenders of Depositary Shares, the Purchaser shall not be deemed for any purpose to act as a partner or joint venturer of, or a member of a syndicate or group with, the Company or any of its affiliates in connection with the Offers, any purchase of Depositary Shares or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as agents of the Purchaser. The Purchaser shall have sole authority for the acceptance or rejection of any and all tenders of Depositary Shares.

(h) The Company acknowledges and agrees that no fiduciary, advisory or agency relationship exists between the Purchaser, on the one hand, and the Company, on the other hand, or has been created in respect of this Agreement, irrespective of whether the Purchaser has advised or is advising the Company on other matters. Additionally, the Purchaser is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning any such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Purchaser shall have no responsibility or liability to the Company with respect thereto. Any review by the Purchaser of the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Purchaser and shall not be performed on behalf of the Company.

2. Compensation and Expenses.

(a) The Company agrees to pay the Purchaser, as compensation for its services in connection with the Offers, a fee of 0.50% of the aggregate liquidation preference of Depositary Shares purchased pursuant to the Offers. Such fee will be payable on the date on which the Depositary Shares accepted for payment in the Offers by the Purchaser are sold to and purchased by the Company pursuant to Section 1, or such other date as may be agreed by the Company and the Purchaser.

(b) The Company further agrees to pay directly or reimburse the Purchaser for (i) all expenses incurred in relation to the preparation, printing, filing, mailing or other distribution of all Offer Materials, (ii) all fees and expenses of the Tender Agent and the Information Agent, (iii) all advertising charges in connection with the Offers, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to the Purchaser as reimbursement for its customary mailing and handling fees and expenses incurred in forwarding the Offer Materials to its customers and (v) all other reasonable fees and expenses incurred by the Purchaser in connection with the Offers (including all reasonable fees and disbursements of the Purchaser’s outside legal counsel). All payments to be made by the Company pursuant to this Section 2(b) shall be made reasonably promptly after the expiration or termination of the Offers against delivery to the Company of statements therefor. The Company shall perform its obligations set forth in this Section 2(b) whether or not the Offers are commenced or the Purchaser acquires any Depositary Shares pursuant to the Offers.

3. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees (i) on and as of the date on which the Offers are commenced, (ii) on and as of any date on which Offer Materials are distributed to Holders of the Depositary Shares, (iii) on the expiration date of the Offers and (iv) on and as of the settlement date on which the Depositary Shares are purchased by the Purchaser pursuant to the Offers (the “Closing Date”) that:

(a) The Company (i) has all necessary corporate power and authority to execute and deliver this Agreement, and to perform all of its obligations hereunder and (ii) shall take on a timely basis all material actions necessary or required by the Company hereunder.

(b) The Offer Materials do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 3(b) do not apply to statements or omissions made in reliance upon and in conformity with Purchaser Information (as defined herein).

(c) None of the Company’s Annual Report on Form 10-K most recently filed with the Commission or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed since January 1, 2022 by the Company with the Commission (collectively, the “Exchange Act Reports”) pursuant to the Exchange Act, when such report was filed with the Commission, included any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company’s Exchange Act Reports do not as of the date hereof and (as amended or supplemented, if amended or supplemented) will not at all times during the period of the Offers include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Exchange Act Report, when it was filed with the Commission, complied in all material respects with all applicable requirements of the Exchange Act.

(d) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and except insofar as the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited by federal and state securities laws, and further subject to 12 U.S.C. §1818(b)(6)(D) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

(e) The Schedule TO (including the documents required by Item 12 thereof to be filed as exhibits thereto) has been prepared by the Company in conformity in all material respects with the requirements of the Exchange Act and will be filed with the Commission on the Commencement Date, and the same shall have been provided to Purchaser at a reasonable time prior to filing. The Company will prepare any amendments to such Schedule TO as may hereafter be required, will file any such amendment with the Commission and will provide any such amendment to Purchaser at a reasonable time prior to filing.

(f) All written communications, in addition to the Schedule TO, made during the period from the Commencement Date to the Closing Date of the Offers have been or will be filed with the Commission in accordance with the Exchange Act and the Commission’s rules and regulations including Rule 13e-4 under the Exchange Act.

(g) The Company has, or has made arrangements to obtain, funds sufficient to enable the Company to pay the purchase price (and related costs) of the Depositary Shares which the Company will purchase from the Purchaser pursuant to the terms of this Agreement. The Company hereby agrees that it will pay, in accordance with the terms and conditions of this Agreement, the purchase price (and related costs) for the Depositary Shares as well as the fees and expenses payable hereunder in the manner required under Section 1 of this Agreement.

(h) No stop order, restraining order or denial of an application for approval has been issued and no proceedings, litigation or investigation have been initiated or, to the best of the Company’s knowledge, threatened before the Commission or any Other Agency with respect to the making or consummation of the Offers or the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the Offer Materials or with respect to the ownership of Depositary Shares by the Company or any of its subsidiaries or affiliates, which if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the performance by the Company of this Agreement or the consummation of the Offers and all other actions and transactions contemplated in the Offer Materials.

(i) Subsequent to the respective dates of the most recent financial statements contained in the Exchange Act Reports (each as amended or supplemented), there has been no material adverse change in the general affairs, management, business, condition (financial or other), results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in the Offer Materials.

(j) The Offers, if conducted in the manner described in the Offer Materials, will comply in all material respects with Sections 13(e) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder.

4. Termination of the Offers. The Purchaser may terminate the Offers at any time during the period of the Offers (including as of the payment date or dates for Depositary Shares purchased in the Offers) following consultation with the Company.

5. Opinions of the Company’s Counsel. The Company shall deliver to the Purchaser opinions addressed to the Purchaser of McGuireWoods LLP, counsel to the Company, in form and substance reasonably acceptable to the Purchaser. Such an opinion shall be delivered to the Purchaser on the date hereof and on the Closing Date, (with such opinion being dated its delivery date). In the event of an amendment of the Offers (other than an amendment solely to extend the Expiration Date (as defined in the Offer to Purchase)), the Company will also furnish the Purchaser, from time to time, up to the completion of the Offers, any further opinion of counsel, satisfactory to the Purchaser’s counsel, as the Purchaser may reasonably request.

6. Indemnification and Contribution.

(a) Indemnification of the Purchaser. The Company agrees to indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which the Purchaser or such controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Exchange Act Report, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Offer Materials, or the omission or alleged omission to state therein a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading (iii) any breach by the Company of any representation or warranty or failure to comply with any of the agreements set forth in the Agreement or (iv) any failure by the Company to purchase the Depositary Shares from the Purchaser immediately following the Purchaser’s acceptance and payment of the Depositary Shares pursuant to the Offers and to reimburse the Purchaser and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Purchaser) as such expenses are reasonably incurred by the Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Purchaser Information. . The indemnity agreement set forth in this Section 6(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company, its Directors and Officers. The Purchaser agrees to indemnify and hold harmless the Company, each of its directors and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director or controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Offer Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offer Materials, in reliance upon and in conformity with the Purchaser Information; and to reimburse the Company or any such director or controlling person for any legal and other expense reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only Purchaser Information consists of the statements set forth in the Offer to Purchase under the heading “BofA Securities, Inc.” The indemnity agreement set forth in this Section 6(b) shall be in addition to any liabilities that the Selling Agents may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6, notify the indemnified party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any liability other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from the indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (A) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel approved by the Purchaser)), representing the indemnified parties who are parties to such action) or (B) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e) Contribution.

If the indemnification provided for in this Section 6 is for any reason unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Purchaser, on the other hand, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Purchaser, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Purchaser, on the other hand, shall be deemed to be in the same proportion as (i) the maximum aggregate value of the consideration proposed to be paid or payable by the Purchaser for the purchase of Depositary Shares pursuant to the Offers, bears to (ii) the aggregate fee paid to the Purchaser pursuant to Section 2(a) of the Agreement. The relative fault of the Company, on the one hand, and the Purchaser, on the other hand, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by the Purchaser and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or by the Purchaser and the parties’ relative intent, knowledge, access to information, and opportunity to prevent such action or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 6(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 6(e); provided, however, that no additional notice shall be required with respect to any action for which notice has been given in accordance with Section 6(e) for purposes of indemnification. The Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by pro rata allocation (even if the Purchaser were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(e).

For purposes of this Section 6(e), the Purchaser and each person, if any, who controls the Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Purchaser and each director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph, notify such party or parties from whom contribution may be sought, as contemplated by the preceding paragraph. However, the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this paragraph.

7. Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the consummation, expiration, termination or withdrawal of the Offers and (ii) the date one year from the date hereof, and may be terminated by the Purchaser at any time, with or without cause, effective upon receipt by the Company of written notice to that effect.

8. Survival. The provisions of Sections 1(f), 2, 3, 6, 9, 10, 11 and 12 hereof shall remain operative and in full force and effect regardless of (i) any failure by the Purchaser to commence, or the withdrawal, termination or consummation of, the Offers, (ii) any investigation made by or on behalf of any party hereto and (iii) any termination of this Agreement.

9. Notices. Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by facsimile and shall be effective upon receipt. Notices shall be delivered at the addresses specified below.

(a)	if to the Company:

Bank	of America Corporation
Bank	of America Corporate Center
NC1-007-06-10
100	North Tryon Street

Charlotte,	North Carolina 28255
Attention:	Corporate Treasury – Global Funding Transaction Management
Email:	tmtreasuryfunding@bofa.com
Fax:	(704) 548-5999

with	copies to:

Bank	of America Corporation
Legal	Department
214	North Tryon Street
NC1-027-20-05
Charlotte,	North Carolina 28255
Attention:	General Counsel
Fax:	(980) 386-0420

and

McGuireWoods	LLP
201	North Tryon Street
Charlotte,	North Carolina 28202
Attention:	Richard W. Viola
Telephone:	(704) 343-2149
Fax:	(704) 343-2300
Email:	rviola@mcguirewoods.com

(b)	if to BofA Securities, Inc.:

BofA	Securities, Inc.
1540	Broadway
NY8-540-26-02
New	York, New York 10036-4039
Attention:	High Grade Debt Capital Markets Transaction Management/Legal
Fax:	(212) 901-7881

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 9.

10. Governing Law. This Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State, notwithstanding any otherwise applicable conflicts of law principles.

11. Benefit. This Agreement shall inure to the benefit of and be binding upon the Company, the Purchaser and the other indemnified persons, and their respective successors and assigns. Subject to the foregoing, nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

12. Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, agreements and arrangements, written or oral, with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may not be assigned by either party hereto without the other party’s prior written consent. None of the parties hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof.

13. Counterparts and Electronic Signatures. Each individual signing this Agreement on behalf of a party hereto, by so signing represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement on behalf of such party. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart, including by means of an electronic signature as described in the following sentence. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301- 309), the federal Electronic Signature in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, in each case as amended from time to time and to the extent applicable) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Each faxed, scanned, or photocopied manual signature, or electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Purchaser and the Company in accordance with its terms.

Very truly yours, BANK OF AMERICA CORPORATION

By:	/s/ Karim Kajani
Name: Karim Kajani
Title: Director

Accepted as of the date first above written: BofA SECURITIES, INC.

By:	/s/ David Scott
Name: David Scott
Title: Managing Director

SCHEDULE I

Depositary Shares Representing Fractional Interests in Series of Bank of America Preferred Stock	CUSIP No.
Depositary Shares, each representing a 1/1,000th interest in a share of 4.125% Non-Cumulative Preferred Stock, Series PP	06055H608
Depositary Shares, each representing a 1/1,000th interest in a share of 4.250% Non-Cumulative Preferred Stock, Series QQ	06055H806
Depositary Shares, each representing a 1/1,000th interest in a share of 4.375% Non-Cumulative Preferred Stock, Series NN	06055H400
Depositary Shares, each representing a 1/1,000th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series E	060505815
Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 1	060505633
Depositary Shares, each representing a 1/1,000th interest in a share of 4.750% Non-Cumulative Preferred Stock, Series SS	06055H871
Depositary Shares, each representing a 1/1,000th interest in a share of 5.000% Non-Cumulative Preferred Stock, Series LL	06055H202
Depositary Shares, each representing a 1/25th interest in a share of 4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR	060505GB4
Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM	060505FQ2
Depositary Shares, each representing a 1/1,000th interest in a share of 5.375% Non-Cumulative Preferred Stock, Series KK	06053U601
Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF	060505FL3
Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 5	060505583
Depositary Shares, each representing a 1/1,000th interest in a share of 5.875% Non-Cumulative Preferred Stock, Series HH	060505195
Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series JJ	060505FP4

Sch-1

EXHIBIT A

[OFFER TO PURCHASE]

A-1

EXHIBIT B

[LETTER OF TRANSMITTAL]

B-1